FORM 10f-3

THE BLACKROCK FUNDS

Record of Securities Purchased
Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio: BlackRock Bond
Allocation Target Shares: Series C Portfolio (BATSC),
BlackRock Intermediate Bond Portfolio II (BR-INT)
2.	Issuer:   Target Corporation 5.125% due 2013- Cusip
87612EAT3
3.	Date of Purchase: 01/14/2008
4.	Underwriter from whom purchased:  Banc of America
Securities LLC
5.	Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: Merrill Lynch, Pierce, Fenner & Smith
Incorporated

a.	List Members of Underwriting Syndicate:
Banc of America Securities LLC, Citigroup Global
Markets Inc., Lehman Brothers Inc., Goldman, Sachs &
Co., J.P. Morgan Securities Inc., Merrill Lynch,
Pierce, Fenner & Smith Incorporated, BNP Paribas
Securities Corp., HSBC Securities (USA) Inc.,
Mitsubishi UFJ Securities International plc, Mizuho
Securities USA Inc., Piper Jaffray & Co., Wachovia
Capital Markets LLC, Wells Fargo Securities, LLC

6.	Aggregate principal amount purchased (out of total
offering) (if an equity offering, list aggregate
number of shares purchased (out of total number of
shares offered)): (BATSC) $5,000,000 out of
$500,000,000; (BR-INT) $5,000,000 out of $500,000,000
7.	Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering) (if an equity offering,
list aggregate number of shares purchased (out of
total number of shares offered)): $50,000,000 out of
$500,000,000
8.	Purchase price (net of fees and expenses):  $99.674
9.	Date offering commenced (if different from Date of
Purchase):
10.	Offering price at end of first day on which any sales
were made: $99.674
11.	Have the following conditions been satisfied:
	Yes	No
a.	The securities are part of an issue registered
under
      the Securities Act of 1933, as amended, which
      is being offered to the public, or are Eligible
Municipal
		Securities, or are securities sold in an
Eligible Foreign
      Offering or are securities sold in an Eligible
Rule 144A
		Offering or part of an issue of government
      securities.						_X_	___

	b.	The securities were purchased prior to the
		end of the first day on which any sales
		were made, at a price that was not more
		than the price paid by each other
		purchaser of securities in that offering
		or in any concurrent offering of the
		securities (except, in the case of an
		Eligible Foreign Offering, for any rights
		to purchase required by laws to be granted
		to existing security holders of the
		Issuer) or, if a rights offering, the
		securities were purchased on or before the
		fourth day preceding the day on which the
		rights offering terminated.				_X_
	___

	c.	The underwriting was a firm commitment
		underwriting.						_X_	___

	d.	The commission, spread or profit was
		reasonable and fair in relation to that
		being received by others for underwriting
		similar securities during the same period.
	_X_	___

	e.	In respect of any securities other than
		Eligible Municipal Securities, the issuer
		of such securities has been in continuous
		operation for not less than three years
		(including the operations of predecessors).
	_X_	___


f.	Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?					_X_	___



Received from: _              Justin Lott _________   Date:
___2/05/08______



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